Exhibit 99.1

Press Release

For Release, 04:15PM ET June 22, 2022

 Neonode Announces Adjournment of Annual Meeting of Stockholders

STOCKHOLM, SWEDEN, June 22, 2022 — Neonode Inc. (NASDAQ: NEON), announced today that its 2022 Annual Meeting of Stockholders (the “Annual Meeting”), which was reconvened to June 22, 2022, was called to order and again adjourned without any business being conducted due to a lack of the required quorum.

The Annual Meeting will reconvene on July 8, 2022 at 3:00 p.m. local time at Neonode’s principal executive office located at Karlavägen 100, 115 26 Stockholm, Sweden to provide its stockholders additional time to vote on the proposals described in the proxy statement filed with the Securities and Exchange Commission on April 26, 2022. No changes have been made in the proposals to be voted on by stockholders at the Annual Meeting.

The record date for determining stockholder eligibility to vote at the Annual Meeting will remain the close of business on April 19, 2022. Proxies previously submitted will be voted at the Annual Meeting unless properly revoked, and stockholders who have already submitted a proxy or otherwise voted need not take any action.

Neonode’s Board of Directors unanimously recommends that stockholders vote “FOR” all proposals and encourages all stockholders who have not already voted to do so immediately.

For more information or questions, please contact:

Chief Financial Officer

Fredrik Nihlén

E-mail: fredrik.nihlen@neonode.com

Chief Executive Officer

Urban Forssell

E-mail: urban.forssell@neonode.com

About Neonode

Neonode Inc. (NASDAQ:NEON) is a publicly traded company, headquartered in Stockholm, Sweden and established in 2001. The company provides advanced optical sensing solutions for contactless touch, touch, gesture control, and in-cabin monitoring. Building on experience acquired during years of advanced R&D and technology licensing, Neonode’s technology is currently deployed in more than 80 million products and the company holds more than 100 patents worldwide. Neonode’s customer base includes some of the world’s best-known Fortune 500 companies in the consumer electronics, office equipment, automotive, elevator, and self-service kiosk markets.

NEONODE and the NEONODE logo are trademarks of Neonode Inc. registered in the United States and other countries.

For further information please visit www.neonode.com

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